Exhibit 10.2.7

AMENDMENT NO. 7

TO THE

CATHAY BANK EMPLOYEE STOCK OWNERSHIP PLAN

Cathay General Bancorp (the “Company”) hereby amends the above-named plan (the “Plan”), effective as indicated below as follows:

ARTICLE I

PREAMBLE

1.1 Effective date and purpose. This Amendment is effective as of the dates set forth below, and is intended to incorporate provisions into the Plan required pursuant to the final Treasury Regulations issued under Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), the Pension Protection Act of 2006, the Heroes Earnings Assistance and Relief Tax Act of 2008 (the “HEART Act”) and the Worker, Retiree and Employer Recovery Act of 2008.

1.2 Superseding of inconsistent provisions. This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

1.3 Construction and Use of Terms. Except as otherwise provided in this Amendment, any reference to “Section” in this Amendment refers only to sections within this Amendment, and is not a reference to the Plan. The Article and Section numbering in this Amendment is solely for purposes of this Amendment, and does not relate to any Plan article, section or other numbering designations. All capitalized terms used, but not defined herein, shall have the same meaning ascribed to them under the Plan.

ARTICLE II

FINAL REGULATIONS UNDER CODE SECTION 415

2.1 Application. This Article II is intended as good faith compliance with the final Treasury Regulations issued under Code Section 415 (the “Final Regulations”), and it should be construed accordingly. Further, Code Section 415 and the Final Regulations are hereby incorporated by reference. The provisions of this Article II shall be effective for Limitation Years beginning on or after July 1, 2007.

2.2 Limitations on Annual Additions. The limitations set forth below shall apply to the allocations to each Participant’s Accounts in any Plan Year. If the Annual Additions are exceeded for any Participant, then the Plan may correct such excess in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2006-27, or any superseding guidance, including, but not limited to, the preamble of the Final Regulations, or by any other method specifically permitted by the Internal Revenue Service.

2.2.1 As used in the Plan, a Participant’s “Annual Additions” shall mean the sum for any Plan Year of the following amounts allocated to a Participant’s Accounts:

(a) Such Participant’s share of Company’s contributions; plus

(b) Such Participant’s share of any forfeitures; plus

(c) Such Participant’s allocable share of the Company’s contributions to any individual medical benefit account (within the meaning of Code Section 415(l)(2)) that is part of a pension or annuity plan maintained by the Company; plus

(d) With respect to any Participant who is a key employee, any amount that is derived from the Company’s contributions paid or accrued that are attributable to post-retirement medical benefits allocated to such Participant’s account under a welfare benefit fund (within the meaning of Code Section 419(e)) maintained by the Company; and plus

(e) Such Participant’s share of any allocations under a simplified employee pension maintained by the Company.

Any excess amount applied under Section 2.2.3 below in a Plan Year to reduce the Company contributions on behalf of any Participant shall be considered to be an Annual Addition for such Participant for such Plan Year.

2.2.2 Subject to the adjustments set forth below, and except for catch-up contributions under Code Section 414(v), during any Plan Year the maximum Annual Additions for any Participant shall in no event exceed the lesser of:

(a) $49,000, (for 2009) as adjusted by the cost of living adjustment factor prescribed by the Secretary of the Treasury under Code Section 415(d); or

(b) 100% of the Participant’s Earnings for such Plan Year.

2.2.3 The earnings limitation referred to in Section 2.2.2(b) above shall not apply to (A) any contribution for medical benefits (within the meaning of Code Section 401(h) or 419A(f)(2)) after separation from service that is otherwise treated as an Annual Addition, or (B) any amount otherwise treated as an Annual Addition under Code Section 415(l)(1).

2.2.4 If, for any Plan Year, it is necessary to limit the Annual Additions of any Participant to comply with this Section 2.2, such methods as authorized pursuant to the Final Regulations shall be utilized.

2.2.5 The limitations of this Article with respect to any Participant who, at any time, has been a participant in any other defined contribution plan (whether or not terminated) or in more than one defined benefit plan (whether or not terminated) maintained by the Company shall apply as if all such defined contribution plans or all such defined benefit plans in which the Participant has been a participant were one plan.

2.3 Post-Severance Compensation. In general, Earnings for a Limitation Year is the compensation actually paid or made available in gross income during such Limitation Year. Notwithstanding the preceding sentence, Earnings for a Participant in a defined contribution plan who is permanently and totally disabled (as defined in Code Section 22(e)(3)) is the compensation such Participant would have received for the Limitation Year if the Participant had been paid at the rate of compensation paid immediately before becoming permanently and totally disabled if the conditions under the Final Regulations are met. In addition, for Limitation Years beginning in 2005, payments made within the later of (i) 2 1/2 months after severance from employment (within the meaning of Final Regulation Section 1.415(a)-1(f)(5)), or (ii) the end of the Limitation Year that contains the date of severance (the “Post Severance Period”) will be Earnings within the meaning of Code Section 415(c)(3) if they are payments that, absent a severance from employment, would have been paid to the Participant while the Participant continued in employment with the Company and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar compensation, and payments for accrued bona fide sick, vacation, or other leave, but only if the Participant would have been able to use the leave if employment had continued. In addition, Earnings includes amounts received by a Participant pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Participant at the same time if the Participant had continued in employment with the Company and only to the extent that the payment is includable in the Participant’s gross income, and the amount is paid during the Post Severance Period. Any payments not described above are not considered Earnings if paid after severance from employment, even if they are paid within the Post Severance Period, except for payments (i) to an individual who does not currently perform services for the Company by reason of qualified military service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Company rather than entering qualified military service, or (ii) a Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)), provided that either the Participant is not a Highly Compensated Employee immediately before becoming disabled, or the Plan provides for the continuation of Earnings on behalf of all Participants who are permanently and totally disabled for a fixed and determinable period.

2.4 Definition of Annual Additions. The Plan’s definition of “Annual Additions” is modified as follows:

2.4.1 Restorative Payments. Annual Additions for purposes of Code Section 415 shall not include restorative payments. A restorative payment is a payment made to restore losses to the Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under ERISA or under other applicable federal or state law, where Participants who are similarly situated are treated similarly with respect to the payments. Generally, payments are restorative payments only if the payments are made in order to restore some or all of the Plan’s losses due to an action (or a failure to act) that creates a reasonable risk of liability for such a breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). This includes payments to the Plan made pursuant to a Department of Labor order, the Department of Labor’s Voluntary Fiduciary Correction Program, or a court-approved settlement, to restore losses to a qualified defined contribution plan on account of the breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). Payments made to the Plan to make up for losses due merely to market fluctuations and other payments that are not made on account of a reasonable risk of liability for breach of a fiduciary duty under ERISA are not restorative payments and generally constitute contributions that are considered Annual Additions.

2.4.2 Other Amounts. Annual Additions for purposes of Code Section 415 shall not include: (1) the direct transfer of a benefit or employee contributions from a qualified plan to this Plan; (2) rollover contributions (as described in Code Sections 401(a)(31), 402(c)(1), 403(a)(4), 403(b)(8), 408(d)(3), and 457(e)(16)); (3) repayments of loans made to a Participant from the Plan; and (4) repayments of amounts described in Code Section 411(a)(7)(B) (in accordance with Code Section 411(a)(7)(C)) and Code Section 411(a)(3)(D) or repayment of contributions to a governmental plan (as defined in Code Section 414(d)) as described in Code Section 415(k)(3), as well as Company restorations of benefits that are required pursuant to such repayments.

2.5 Change of Limitation Year. The Limitation Year may only be changed by a Plan amendment. If the Plan is terminated effective as of a date other than the last day of a Limitation Year, the Plan is deemed to have been amended to change its Limitation Year to end on the Plan’s termination date. As a result of such deemed amendment, the Code Section 415(c)(1)(A) dollar limit shall be prorated under the short Limitation Year rules under the Final Regulations.

ARTICLE III

NON-SPOUSE BENEFICIARY DIRECT ROLLOVERS

3.1 Non-spouse beneficiary direct rollover. Effective for distributions on or after January 1, 2010, if a non-spouse beneficiary who is a distributee of any “eligible rollover distribution” (within the meaning of Code Section 401(a)(31)) (i) elects to have such distribution paid directly to an individual retirement account described in Code Sections 408(a) or 408(b) that is established for the purpose of receiving the distribution on behalf of a designated Beneficiary (as defined in Code Section 401(a)(9)(E)) who is a non-spouse beneficiary (a “Non-spouse IRA”) and (ii) specifies the Non-spouse IRA to which such distribution is to be paid (in such form and at such time as the Administrator may prescribe), then such distribution shall be made in the form of a direct trustee-to-trustee transfer to such Non-spouse IRA, provided that such Non-spouse IRA accepts such a transfer. The foregoing sentence shall apply only to the extent that such eligible rollover distribution would be includable in gross income if not transferred as provided in such sentence (determined without regard to Code Section 402(c)). The direct rollover must be made to a Non-spouse IRA on behalf of the designated beneficiary that will be treated as an inherited IRA pursuant to the provisions of Code Section 402(c)(11).

3.2 Required minimum distributions not eligible for rollover. A non-spouse beneficiary may not roll over an amount that is a required minimum distribution, as determined under applicable Treasury regulations and other Internal Revenue Service guidance. If the Participant dies before his or her required beginning date and the non-spouse beneficiary rolls over to Non-spouse IRA the maximum amount eligible for rollover, the beneficiary may elect to use either the 5-year rule or the life expectancy rule, pursuant to Treasury regulations Section 1.401(a)(9)-3, Q&A-4(c), in determining the required minimum distributions from the Non-spouse IRA that receives the non-spouse beneficiary’s distribution.

ARTICLE IV

ROLLOVER OF AFTER-TAX AMOUNTS

4.1 Direct rollover to qualified plan/403(b) plan. Effective for distributions on or after January 1, 2007, a Participant may elect to transfer employee after-tax contributions, if any, by means of a direct rollover to a qualified plan under Code Section 401(a) or to a 403(b) plan that agrees to account separately for amounts so transferred (including interest thereon), including accounting separately for the portion of such distribution which is includible in gross income and the portion of such distribution which is not includible in gross income.

ARTICLE V

NOTIFICATION FOR PARTICIPANT DISTRIBUTION

5.1 180-day notification period. Effective for distribution notices issued on or after January 1, 2007, any Plan provision requiring that the notice requirements of Code Sections 402(f) (the rollover notice), 411(a)(11) (Participant’s consent to distribution), and 417 (notice under the joint and survivor annuity rules) be implemented no more than 90 days prior to the annuity starting date may be implemented no more than 180 days prior to the annuity starting date.

5.2 Notice of right to defer distribution. Effective for distribution notices issued on or after January 1, 2007, the description of a Participant’s right, if any, to defer receipt of a distribution will include a description of the consequences of failing to defer receipt of the distribution.

ARTICLE VI

DIRECT ROLLOVER TO ROTH IRA

6.1 Roth IRA rollover. Effective for distributions made on and after January 1, 2008, a Participant may elect to roll over directly an eligible rollover distribution to a Roth IRA described in Code Section 408A(b).

ARTICLE VII

HEART ACT PROVISIONS

7.1 Death benefits. In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing “Qualified Military Service” (as defined below), the survivors of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of Qualified Military Service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

7.2 Continued benefit accruals. Continued benefit accruals under the Plan are not provided pursuant to the HEART Act.

7.3 Differential wage payments. Effective for Plan Years beginning after December 31, 2008, if an individual on Qualified Military Service receives a differential wage payment, (i) he or she shall be treated as an Employee of the Employer making the payment, (ii) the differential wage payment shall be treated as Compensation, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit that is based on the differential wage payment, provided, however, in the case of subsection (iii) above, the special nondiscrimination requirements of Code Section 414(u)(12)(C) are met. The special distribution rule of Code Section 414(u)(12)(B) shall also apply. For purposes of the foregoing, “differential wage payment” shall have the meaning given such term by Code Section 3401(h)(2).

7.4 Definition of “Qualified Military Service”. For purposes of this Article VII, “Qualified Military Service” shall mean any service in the uniformed services (as defined in Chapter 43 of Title 38, United States Code (“USERRA”)) by any Employee if such Employee is entitled to re-employment rights under USERRA with respect to such service.

ARTICLE VIII

REQUIRED MINIMUM DISTRIBUTIONS FOR 2009

8.1 Default to Continue 2009 Required Minimum Distributions. Effective as of January 1, 2009, notwithstanding Article XIV of the Plan, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will receive those distributions for 2009 unless the Participant or Beneficiary chooses not to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to stop receiving the distributions described in the preceding sentence. In addition, notwithstanding Section 6.6(b) of the Plan, and solely for purposes of applying the direct rollover provisions of the Plan, certain additional distributions in 2009, as specified under Section 8.2 below, will be treated as Eligible Rollover Distributions.

8.2 Company Elections. For purposes of the direct rollover provisions in Section 6.6(a) of the Plan, the following will also be treated as Eligible Rollover Distributions in 2009: (Check one or none)

(a)        ☐        2009 RMDs and Extended 2009 RMDs.

(b)        ☐        2009 RMDs but only if paid with an additional amount that is an Eligible Rollover Distribution without regard to Code Section 401(a)(9)(H).

Notwithstanding the foregoing, if no election is made above, a direct rollover will be offered only for distributions that would be Eligible Rollover Distributions without regard to Code Section 401(a)(9)(H).

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The Company has caused this Amendment No. 7 to be signed on the date indicated below, to be effective as indicated above.

“Company”

CATHAY GENERAL BANCORP

Dated: November 20, 2009	By:	/s/ Dunson K. Cheng

	Its:	Chairman, President & CEO